Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph Jr.	Michael A. Hajost
+1 610-208-3892	+1 610-208-3476
wrudolph@cartech.com	mhajost@cartech.com

Carpenter Technology Announces Restructuring Plan

And

Provides Guidance on Third Quarter Fiscal Year 2015

Wyomissing, PA (March 31, 2015) — Carpenter Technology Corporation (“Carpenter” or the “Company”) today announced restructuring actions to reduce fixed overhead costs and position the Company to drive long-term, profitable growth.  The actions are precipitated by the Company’s desire to improve operating cost performance and the current weakness in the Oil and Gas market, and they are part of an overall plan to deliver greater value to shareholders by strengthening the Company’s performance as a specialty alloys leader.  The Company’s restructuring actions are expected to yield approximately $30 million of annual fixed overhead cost savings and will be complemented by additional strategies to reduce costs.

Carpenter’s Chairman, President and Chief Executive Officer Gregory A. Pratt stated, “We are confident in the technology, manufacturing capabilities, customer connections and employee dedication within our Company.  We are clearly disappointed with our performance over the last several quarters and are taking decisive actions to return to the level of operational and financial performance we are capable of achieving, and which we and our shareholders expect and deserve.”

Taking Actions to Cut Costs, Improve Profitability and Strengthen Operations

Expected to yield approximately $30 million of annual fixed overhead cost savings, the restructuring plan includes reducing the Company’s salaried positions by approximately 200 or 10% of the total salaried workforce.  In addition, the restructuring plan includes the elimination of approximately 60 outsourced positions as well as other non-labor related costs.  The Company expects to record a pre-tax charge of approximately $11 million in the third quarter of fiscal year 2015 (Q3 FY15) as a result of implementing this plan.

In connection with the Company’s ongoing strategic planning, Carpenter has exited the ultra-fine grain materials development program.  The Company will record a pre-tax charge of approximately $13 million in Q3 FY15 that reflects the cost to exit a licensing agreement as well as the associated non-cash asset impairment charges.

In addition to the restructuring plan announced today, the Company has recently taken a series of other actions to drive long-term growth and stockholder value, including:

•                  Repurchased 1.2 million shares for approximately $50 million in Q3 FY15.  In the program to date, repurchased 1.4 million shares for approximately $60 million.

•                  Targeted a $50 million inventory reduction by the end of fiscal year 2015 compared to ending first quarter fiscal year 2015 level.  Further, an additional $50 million reduction is targeted in fiscal year 2016.

•                  Reduced targeted capital spending to $100-$120 million for fiscal year 2016.

•                  Strengthened its “continuous improvement process” in January 2015, with the introduction of the Business Management Office (BMO).  This in-depth improvement effort is being led by the CEO and CFO with support provided by external management consultants.  The BMO is focused on profit optimization, operating cost improvement and inventory reduction.  To date, the efforts of the BMO have yielded several quick wins with additional improvements in progress.  Longer term, the BMO will continue to be refined and the processes developed as a result of this effort will be incorporated into the Company’s ongoing operating procedures.

Q3 FY 2015 Outlook

Based on the Company’s preliminary estimates, subject to finalization and additional change, the Company currently expects earnings per share (EPS) for Q3 FY15 to be in the range of ($0.05) to ($0.09), inclusive of the restructuring and other special charges detailed below.

The Company currently expects that the Specialty Alloys Operations (SAO) segment will continue to realize benefits of an improving product sales mix.  Compared to the third quarter of fiscal year 2014, SAO revenue is expected to be higher in all of the end markets with the exception of Industrial & Consumer.  Aerospace market revenue is expected to grow year over year in the quarter due to increased engine and fastener activity.  Revenue in the Energy market is expected to be up slightly in the current quarter year over year but looking forward, lower oil prices are anticipated to have a negative impact.  Medical market revenue is expected to be up year over year in the quarter with a normalization of demand for orthopedic and instrumentation products.  Expected year over year growth in transportation revenue is due to higher demand for engine component materials in the current quarter.  Overall, order lead times have stabilized relative to Q2 FY15 and the key work centers for high-value products remain at or near full capacity.

In addition, consistent progress is being made in gaining the required qualifications for the Athens facility. Customers understand and appreciate that Carpenter is doing what is necessary to support growth in key markets with investments in the best technology available. The Athens facility provides the necessary capacity to capitalize on anticipated growth in key markets and the game changing capability to improve the supply chain metrics of our customers.

The improved year over year and sequential SAO revenue trend in Q3 FY15 will be more than offset by higher than planned operating costs in Q3 FY15 as compared to the year ago quarter.   In addition, the SAO Q3 FY15 results will include unfavorable impacts resulting from reducing inventory levels relative to the previous quarter.

The Performance Engineered Products (PEP) segment has been negatively impacted by lower demand primarily due to the impact of the decline in oil prices.  The Company currently expects PEP operating income in Q3 FY15 will be down 40-50% as compared to the third quarter of fiscal year 2014.

Q3 FY15 vs Q3 FY14	EPS Impact
Q3 FY14 Reported	$0.57
Weather-related Impact in Prior Year	$0.10
Q3 FY14 Adjusted	$0.67
Athens Depreciation	$(0.05)
Less Capitalized Interest	$(0.06)
SAO Mix Improvement	$0.06
PEP Oil and Gas Impact	$(0.07)
Operating Costs (-labor productivity, -yield, -fixed costs, +variable comp, +corporate costs)	$(0.13)
Inventory Reduction Impacts	$(0.14)
Q3 FY15 Estimate Prior to Restructuring & Special Charges	$0.26 - $0.30
Restructuring & Special Charges:
Reduction in Force	$(0.13)
Ultra-fine Grain Materials Development Exit	$(0.17)
Facility Closure	$(0.02)
Consulting Costs	$(0.03)
Q3 FY15 Estimate	$(0.09) - $(0.05)

Preliminary, unaudited estimates, subject to finalization and additional change

Mr. Pratt further stated, “Given the improvements in our SAO product sales mix and consistent progress at Athens, we would have expected to see stronger Q3 FY15 performance.  The current weakness in the oil and gas market has had a negative impact on our business and we will continue to monitor and take the necessary actions.  Our operating cost performance remains a challenge and we are responding by taking aggressive action in the areas of labor productivity, yield and fixed costs.  Although our inventory reduction efforts have resulted in some unfavorable cost absorption issues, as we work to right size our cost base, we remain committed to this important effort to improve cash generation and our overall working capital utilization.

“Carpenter has a long and proud history that has included successfully responding to many challenges.  We have taken decisive and corrective action to address the latest challenge.  We believe the decisions we announced today, and the actions we have initiated over the last several months, will give us a strong foundation to deliver greater value to our customers and shareholders.”

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, alloy steels and tool steels. Information about Carpenter can be found at http://www.cartech.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended June 30, 2014, Form 10-Q for the quarters ended September 30, 2014 and December 31, 2014 and the exhibits attached to those filings. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter to achieve cash generation, growth, earnings, profitability, cost savings and reductions, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the degree of success of government trade actions; (7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading, Latrobe and Athens for which there may be limited alternatives if there are significant equipment failures or a catastrophic event; (14) the ability to hire and retain key personnel, including members of the executive management team, management, metallurgists and other skilled personnel; (15) fluctuations in oil and gas prices and production; (16) the success of restructuring actions; and (17) share repurchases are at Carpenter’s discretion and could be affected by changes in Carpenter’s share price, operating results, capital spending, cash flows, inventory, acquisitions, investments, tax laws and general market conditions. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.